Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended March 31, 2010

Amsterdam, the Netherlands — May 7, 2010: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q”) ended March 31, 2010. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2010.

Financial and operating highlights for the quarter ended March 31, 2010 as compared to the results for the same period last year (unless noted) include:(1)

•                  Organic RGU(2) additions of 105,000 in Q1, reflecting a year-over-year increase of 36%

•                  Revenue of €895 million, reflecting reported growth of 5% and rebased(3) revenue growth of 2%

•                  Operating cash flow (“OCF”)(4) of €423 million, representing growth of 6% and rebased OCF growth of 2%

•                  OCF margin(5) of 47.3% in Q1, comparable to Q1 2009

•                  Operating income increased 28% to €162 million

•                  Capital expenditures decreased by €34 million or approximately 500 basis points to 21% of revenue

Financial Results

For the three months ended March 31, 2010, our reported revenue increased 5% to €895 million, as compared to the respective 2009 period. Reported growth was due to the year-over-year strengthening of our Swiss, Central and Eastern European (“CEE”) and Chilean functional currencies relative to the euro and organic growth. The latter consisted of a combination of subscription revenue growth, led by broadband internet, and non-subscription revenue growth, led by positive year-over-year growth in business-to-business. As compared to the first quarter of 2009, we generated rebased revenue growth of 2% for the three-month period when excluding foreign currency (“FX”) movements and acquisitions.

In terms of rebased revenue growth, our European operations (“UPC Europe”) realized a 2% increase in Q1 2010 and our Chilean operation (“VTR”) posted flat rebased revenue growth in the quarter, as compared to the corresponding prior year period. Our Q1 rebased revenue growth improved as compared to 2009 levels. This was due in part to UPC Europe, which posted its third consecutive quarter of higher rebased revenue growth. Of particular note, our Irish and Polish operations grew in excess of 10% and the Netherlands grew at 4%, or more than double its full-year 2009 rebased growth rate. Offsetting these positive country developments, we continue to face substantial competitive pressure in Hungary and Romania, which is adversely affecting our rebased growth rate in CEE. Additionally, our consolidated rebased revenue growth in Q1 would have been modestly higher if not for the February Chilean earthquake (see Recent Event), as we estimate that VTR’s growth would have been at least 2% in Q1 2010 as compared to the flat growth noted above.

In the first quarter of 2010, our OCF increased 6% to €423 million, as compared to €400 million for the three months ended March 31, 2009. This improvement was driven largely by FX movements and to a lesser extent, organic growth. Adjusting for FX and acquisition effects, our rebased OCF grew 2% for the three months ended March 31, 2010, with UPC Europe generating 3% rebased growth and VTR realizing a rebased OCF decline. Driving our rebased growth in the quarter were double-digit growers in Poland and Ireland with several of our

CEE operations, particularly Hungary and Romania, experiencing year-over-year rebased OCF declines. If we adjust for the direct impact of the Chilean earthquake (see Recent Event), we estimate that our Chilean business would have generated rebased OCF growth of approximately 5% in Q1, as compared to the reported 3% rebased OCF decline.

For the three months ended March 31, 2010, our OCF margin was 47.3%, which compares to an OCF margin of 47.1% for the respective prior year period. Our OCF margin in Q1 2010 was aided in part by a reduction in costs at UPC Europe’s central operations in the quarter. Geographically, our Western European OCF margin was flat year-over-year, while CEE and VTR declined 140 basis points and 80 basis points, respectively.

Subscriber Statistics

At March 31, 2010, we served 10.1 million customers on our footprint covering 16.5 million homes. We provided 16.1 million subscription services to our customers, with video, broadband internet and telephony accounting for 58%, 25% and 17% of our total RGUs, respectively. The increase of 86,000 RGUs from December 31, 2009 to March 31, 2010 includes the addition of 105,000 organic additions, partially offset by non-organic adjustments totaling approximately 19,000 RGUs, including the loss of 15,500 RGUs in Chile due to the earthquake.

Of our 105,000 organic additions in Q1 2010, 78,000 were generated in Western Europe, with CEE and Chile contributing 22,000 and 5,000 organic additions, respectively. Our top performers in the quarter were the Netherlands with 47,000 and Poland with 26,000 additions, respectively. On a year-over-year basis, our total organic additions increased 36% over the quarter ended March 31, 2009, as we realized year-over-year improvements in each of our Western European markets. Offsetting our improvement in Western Europe, our Romanian operation lost 24,000 RGUs in Q1 2010 as compared to a gain of 15,000 in Q1 2009 due in part to an increasingly competitive environment, while our Chilean operation added only 5,000 organic subscribers in Q1 2010 as compared to 30,000 in Q1 2009, due in part to the adverse effect of the February earthquake.

From a product perspective, our quarterly organic RGU additions consisted of gains of 100,000 and 93,000 broadband internet and telephony subscribers, respectively, and an organic video subscriber loss of 88,000. As compared to the first quarter of 2009, our broadband internet and telephony organic additions increased 27% and 16%, respectively. These additions were driven in part by sales of our “Fiber Power” data products and demand for our bundled offers, including our triple-play “Dream Deal” in the Netherlands. In particular, our Dutch operation carried its momentum from 2009 into Q1 2010, as they reported a combined 61,000 organic broadband internet and telephony quarterly additions versus a gain of 23,000 in Q1 2009. In terms of EuroDOCSIS 3.0, we have the ability to market next-generation broadband speeds to approximately 8.8 million homes or over 60% of UPC Europe’s two-way footprint and in particular, we expect that our “Fiber Power” products, as we have seen in the Netherlands, will be an important driver of our overall subscriber growth throughout the remainder of the year.

In the first quarter of 2010, our organic video subscriber loss was 88,000 consisting of 87,000 at UPC Europe and 1,000 at VTR. This compares to an organic loss of 82,000 video subscribers in the respective prior year period, including a similar loss of 87,000 at UPC Europe, but a gain of 5,000 subscribers at VTR. The slight increase in our video subscriber loss in Q1 2010 was driven in part by our Romanian operation, which accounted for approximately 34% of our overall video loss. On the positive side, our Dutch operation improved significantly year-over-year, recording a loss of only 14,000 video subscribers in Q1 2010, as compared to a loss of 31,000 in Q1 2009.

Once again, digital cable was our strongest product in the quarter, as we had 191,000 organic additions, including 174,000 at UPC Europe and 17,000 at VTR. Relative to Q1 2009, our Dutch, Irish, and Swiss operations showed the most improvement in terms of organic additions, with our Dutch business posting its second straight quarter of over 40,000 digital cable additions. On a consolidated basis, we finished Q1 2010 with 3.4 million digital cable RGUs and overall digital penetration(6) of 39%, with VTR at 61% and UPC Europe at 37%. With an analog(7) video base in excess of 5.4 million subscribers, we see a significant growth opportunity, as we look to continue migrating these subscribers to digital. Additional sell-through opportunities exist with respect to our digital video base including enhanced channel packages, DVR, HD and VoD.(8) We ended the first quarter with approximately 36% of our total digital cable base taking a DVR and/or an HD product, as we added over 130,000 DVR and/or HD RGUs in the quarter.

Recent Event

On February 27, 2010, certain areas served by VTR’s broadband communications network in Chile experienced a significant earthquake. The earthquake destroyed over 24,000 homes that were passed by VTR’s broadband communications network, resulting in the loss of an estimated 15,500 RGUs or less than 1% of VTR’s total RGU base. With the exception of these destroyed homes, service had been restored to substantially all of VTR’s remaining customers as of March 31, 2010.(9)

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	March 31,	December 31,
	2010	2009
	in millions
UPC Broadband Holding Bank Facility	€5,884.6	€6,316.5
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	495.7	—
UPC Holding 7.75% Senior Notes due 2014	384.6	384.6
UPC Holding 8.63% Senior Notes due 2014	230.9	230.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	374.4	374.0
UPC Holding 9.875% Senior Notes due 2018	274.6	258.8
VTR Bank Facility(10)	—	321.5
Other debt, including capital lease obligations	28.2	30.8
Total third-party debt	€7,973.0	€8,217.1

Cash and cash equivalents(11)	€135.1	€159.7

At March 31, 2010, we reported €8.0 billion of third-party debt and €135 million of cash and cash equivalents. As compared to December 31, 2009, our third-party debt decreased by €244 million, due largely to (i) the assignment of the rights and obligations under the VTR Bank Facility by the lender to one of our subsidiaries, the consideration for which was the restricted cash we held against the facility, and (ii) a €432 million net reduction in our UPC Broadband Holding Bank Facility. This reduction was partially offset by (i) our capital raise of €500 million of 7.625% Senior Secured Notes due 2020 (“UPCB Senior Secured Notes”) by UPCB Finance Limited (“UPCB Finance”)(12) and (ii) the FX impact associated with our U.S. dollar-denominated debt, as a result of the euro weakening relative to the U.S. dollar during the first quarter.

During Q1 2010, we continued to actively manage our balance sheet as we extended approximately €371 million of maturities at the UPC Broadband Holding Bank Facility and raised the 10-year UPCB Senior Secured Notes. Through 2012, less than 1% of our debt will mature. In addition at Q1 2010, we estimate that, on a fully swapped basis, our debt borrowing cost(13) was approximately 8.2%.

Subsequent to March 31, 2010, we have extended the maturities of an additional €830 million of debt from the 2013 — 2014 period to 2015 — 2017 by rolling (i) €26 million of commitments under Facility M into Facility W (ii) $37 million (€27 million) and $10 million (€7 million) of commitments under Facility P into Facilities R and T, respectively and (iii) $1,043 million (€771 million) of commitments under Facility N into a new term loan facility (“Facility X”)(14). As a result, over 75% of our debt is due in 2015 and beyond.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”). As of March 31, 2010 and upon completion of our first quarter compliance reporting requirements, UPC Broadband Holding had maximum undrawn commitments under Facilities L, Q and W of the UPC Broadband Holding Bank Facility of €770 million, of which we estimate that approximately €138 million will be available.

Similarly, based on the results for March 31, 2010 and subject to the completion of first quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.81x,(15) and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.76x.(15)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2010:

		As of March 31, 2010
Facility	Final maturity	Interest rate	Facility amount(16)	Unused borrowing capacity	Carrying value(17)
				in millions

Facility L	July 3, 2012	E + 2.25%	€130	€130	€—
Facility M(18)	Dec. 31, 2014	E + 2.00%	€593	—	593
Facility N(18)	Dec. 31, 2014	L + 1.75%	$1,400	—	1,034
Facility O(19)	July 31, 2013	SR + 2.75%	HUF 5,963 / PLN 115	—	52
Facility P(20)	Sept. 2, 2013	L + 2.75%	$259	—	191
Facility Q(21)	July 31, 2014	E + 2.75%	€422	422	—
Facility R(21)	Dec. 31, 2015	E + 3.25%	€263	—	263
Facility S(22)	Dec. 31, 2016	E + 3.75%	€1,740	—	1,740
Facility T(22)	Dec. 31, 2016	L + 3.50%	$1,038	—	761
Facility U(23)	Dec. 31, 2017	E + 4.00%	€1,251	—	1,251
Facility V(24)	Jan. 15, 2020	7.625%	€500	—	500
Facility W(25)	Mar. 31, 2015	E + 3.00%	€218	218	—
Elimination of Facility V in consolidation			€(500)	—	(500)

Total				€770	€5,885

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of March 31, 2010, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services, our estimate of the impact of the Chilean earthquake, and our assessment of liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for our Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2010 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our condensed consolidated financial statements prior to the end of May 2010, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
K.C. Dolan	+1 303.220.6686
Molly Bruce	+1 303.220.4202

(1)

UPC Slovenia was sold on July 15, 2009 and thus, its results of operations, subscriber metrics and cash flows have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations. Additionally, a common control transfer occurred during the fourth quarter of 2009 (the “Q4 2009 Common Control Transfer”), which involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. All amounts presented for periods prior to this transfer have been recast to give retroactive effect to this transaction.

(2)

Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

(3)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Please see page 7 for supplemental information.

(4)	Please see page 9 for our definition of operating cash flow and a reconciliation to operating income.

(5)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(6)	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
(7)	Includes MMDS.
(8)	DVR, HD and VoD refer to digital video recorder, high definition and video-on-demand, respectively.
(9)

The lost revenue associated with the destroyed homes, temporary service outages and VTR’s allowance of free telephone usage during the weeks following the earthquake resulted in an estimated €3.1 million decrease in VTR’s revenue during Q1 2010. In addition, the earthquake led to an estimated increase in operating, selling, general and administrative expense of €0.7 million.

(10)

At December 31, 2009, we were required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility. On March 22, 2010, the third-party lender under the VTR Bank Facility assigned its rights and obligations to a subsidiary of UPC Broadband Holding. As consideration for this assignment, the deposit in the collateral account was transferred to the third-party lender in a non-cash transaction.

(11)	Excludes restricted cash.
(12)

UPCB Finance is a special purpose financing company created for the primary purpose of issuing the UPCB Senior Secured Notes and is owned 100% by a charitable trust. UPCB Finance used the proceeds from the UPCB Senior Secured Notes to fund Facility V under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. UPCB Finance is dependent on payments from UPC Financing under Facility V in order to service its payment obligations under the UPCB Senior Secured Notes. As such, UPCB Finance is a variable interest entity and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate UPCB Finance. Accordingly, the amounts outstanding under Facility V eliminate within our condensed consolidated financial statements.

(13)

Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(14)

Certain Facility N lenders (the “Rolling Facility N Lenders”) have agreed to novate their existing Facility N commitments to UPC Broadband Operations B.V. (“UPC Broadband Operations”), a direct subsidiary of UPC Broadband Holding, and will enter into the new Facility X. UPC Broadband Operations, the initial lender under Facility X, will novate its Facility X commitment to the Rolling Facility N lenders. The final maturity date for Facility X will be the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such Senior Notes are outstanding in an aggregate principal amount of €250 million or more. Facility X will bear interest at (i) Libor plus 1.75% per annum from May 4, 2010 up to and including June 30, 2010 and (ii) Libor plus 3.50% per annum after June 30, 2010. The completion of the above transaction is subject to the execution of the applicable novation certificates by the relevant parties.

(15)

Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(16)

Amounts represent total third-party commitments at March 31, 2010 without giving effect to the impact of discounts. Certain of the originally committed amounts under the Facilities have been novated to UPC Broadband Operations, and accordingly, such amounts are not included in the table.

(17)	The Facility T amount includes the impact of discounts.
(18)

The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date. Subsequent to March 31, 2010, €26 million of Facility M has been novated to UPC Broadband Operations, such that €567 million is outstanding to third parties. Subsequent to March 31, 2010, $1,043 million of Facility N will be novated to UPC Broadband Operations, such that total Facility N amount will be $357 million.

(19)	SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers — Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.
(20)	Subsequent to March 31, 2010, $47 million of Facility P has been novated to UPC Broadband Operations, such that $212 million is outstanding to third parties.
(21)

The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date. Subsequent to March 31, 2010, Facility R has been increased by €27 million, such that the total Facility R amount is €290 million.

(22)

The final maturity date for Facilities S and T are the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more. Subsequent to March 31, 2010, Facility T has been increased by $10 million, such that the total Facility T amount is $1,048 million.

(23)

The final maturity date for Facility U is the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

(24)

The amount outstanding under Facility V is eliminated through the consolidation of UPCB Finance within our condensed consolidated financial statements. Pursuant to the Facility V accession agreement, the call provisions, maturity and applicable interest rates for Facility V are the same as those of the UPCB Finance Senior Secured Notes.

(25)

The final maturity date for Facility W is the earlier of (i) March 31, 2015 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more. Subsequent to March 31, 2010, Facility W has been increased by €26 million, such that the total Facility W amount is €244 million.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three months ended March 31, 2010, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At March 31, 2010, our operating segments in the UPC Europe division provided services in nine European countries and in Chile under VTR. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia.

During the first quarter of 2010, we initiated the process of centralizing UPC Europe’s DTH operations into a Luxembourg-based organization and began reporting the DTH operations under a centralized management structure within UPC Europe’s Central and Eastern Europe reportable segment. Previously, these operations, which provide DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, were managed by the respective local management in these countries with support from UPC Europe’s central operations, and accordingly, were previously included in the results of UPC Europe’s Central and Eastern Europe and central operations segments. As a result of this change, the DTH operating results that were previously reported in UPC Europe’s central operations are now reported within UPC Europe’s Central and Eastern Europe segment.

Segment information for all periods presented has been restated to reflect the above-described change, give effect to the Q4 2009 Common Control Transfer (as discussed on page 5) and present UPC Slovenia as a discontinued operation. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three months ended March 31, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three months ended March 31, 2009 to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2009 at the applicable average exchange rates that were used to translate our 2010 results. The acquired entity that has been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2009 is one small acquisition in Europe. We have reflected the revenue and OCF of this acquired entity in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entity and (iv) other items we deem appropriate. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2010 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€213.4	€204.5	€8.9	4.4%	4.4%	—
Switzerland	188.0	182.5	5.5	3.0%	0.7%	—
Other Western Europe	154.7	148.9	5.8	3.9%	3.9%	—
Total Western Europe	556.1	535.9	20.2	3.8%	3.0%	3.0%
Central and Eastern Europe	206.7	194.6	12.1	6.2%	(1.7)%	(1.7)%
Central operations	0.2	(0.5)	0.7	N.M.	N.M.	—
Total UPC Europe	763.0	730.0	33.0	4.5%	1.8%	1.8%
VTR (Chile)	131.5	119.4	12.1	10.1%	(0.2)%	(0.2)%
Total	€894.5	€849.4	€45.1	5.3%	1.5%	1.5%

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€122.2	€117.0	€5.2	4.4%	4.4%	—
Switzerland	102.6	100.1	2.5	2.5%	0.3%	—
Other Western Europe	71.1	67.9	3.2	4.7%	4.7%	—
Total Western Europe	295.9	285.0	10.9	3.8%	3.0%	3.0%
Central and Eastern Europe	102.8	99.5	3.3	3.3%	(4.6)%	(4.6)%
Central operations	(26.5)	(31.7)	5.2	16.4%	16.5%	—
Total UPC Europe	372.2	352.8	19.4	5.5%	2.6%	2.5%
VTR (Chile)	50.7	47.0	3.7	7.9%	(2.5)%	(2.5)%
Total	€422.9	€399.8	€23.1	5.8%	2.0%	1.8%

N.M. — Not Meaningful

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and direct acquisition costs, such as third-party due diligence, legal and advisory costs. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2010	2009
	in millions
Total segment operating cash flow	€422.9	€399.8
Stock-based compensation expense	(4.7)	1.0
Depreciation and amortization	(245.9)	(260.8)
Related-party fees and allocations, net	(8.3)	(9.7)
Impairment, restructuring and other operating charges	(1.9)	(3.6)
Operating income	€162.1	€126.7

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended March 31,
	2010	2009
	in millions
UPC Europe:
The Netherlands	€26.6	€25.5
Switzerland	39.7	54.1
Other Western Europe	32.5	42.6
Total Western Europe	98.8	122.2
Central and Eastern Europe	35.3	45.2
Central operations	22.0	19.7
Total UPC Europe	156.1	187.1
VTR (Chile)	30.2	33.4
Total UPC Holding	€186.3	€220.5

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March 31, 2010, December 31, 2009, and March 31, 2009:

	March 31, 2010	December 31, 2009	March 31, 2009	Q1’10 / Q4’09 (% Change)	Q1’10 / Q1’09 (% Change)
Total Customers
UPC Europe	9,019,400	9,102,200	9,258,200	(0.9)%	(2.6)%
VTR	1,050,700	1,054,300	1,031,200	(0.3)%	1.9%
UPC Holding	10,070,100	10,156,500	10,289,400	(0.9)%	(2.1)%

Total Single-Play Customers	6,103,800	6,297,200	6,693,800	(3.1)%	(8.8)%
Total Double-Play Customers	1,870,100	1,829,100	1,731,100	2.2%	8.0%
Total Triple-Play Customers	2,096,200	2,030,200	1,864,500	3.3%	12.4%

% Double-Play Customers
UPC Europe	18.2%	17.6%	16.4%	3.4%	11.0%
VTR	22.1%	21.7%	20.6%	1.8%	7.3%
UPC Holding	18.6%	18.0%	16.8%	3.3%	10.7%

% Triple-Play Customers
UPC Europe	18.3%	17.4%	15.6%	5.2%	17.3%
VTR	42.1%	42.4%	40.9%	(0.7)%	2.9%
UPC Holding	20.8%	20.0%	18.1%	4.0%	14.9%

RGUs per Customer Relationship
UPC Europe	1.55	1.52	1.48	2.0%	4.7%
VTR	2.06	2.07	2.02	(0.5)%	2.0%
UPC Holding	1.60	1.58	1.53	1.3%	4.6%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(1) for the indicated periods:

	Three months ended March 31,					FX Neutral
	2010		2009		% Change	% Change(2)
UPC Europe		€24.78		€23.25	6.6%	3.6%
VTR	CLP	27,505	CLP	28,359	(3.0)%	(3.0)%
UPC Holding		€26.19		€24.51	6.9%	2.8%

(1)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(2)	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Operating Data Table

	Operating Data — March 31, 2010 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,769,500	2,613,500	1,944,300	3,366,800	1,149,600	791,900	—	—	1,941,500	2,652,500	771,500	2,623,200	653,800
Switzerland(13)	2,003,300	1,699,200	1,579,500	2,346,900	1,144,700	397,000	—	—	1,541,700	2,063,200	492,800	2,063,200	312,400
Austria	1,162,000	1,162,000	712,300	1,261,400	292,500	241,000	—	—	533,500	1,162,000	430,600	1,162,000	297,300
Ireland	873,700	605,100	533,900	728,500	138,500	289,000	—	72,100	499,600	605,100	160,000	521,300	68,900
Total Western Europe	6,808,500	6,079,800	4,770,000	7,703,600	2,725,300	1,718,900	—	72,100	4,516,300	6,482,800	1,854,900	6,369,700	1,332,400
Hungary	1,236,900	1,222,600	891,000	1,385,600	411,700	185,700	183,500	—	780,900	1,222,600	346,400	1,225,100	258,300
Romania	2,068,400	1,743,100	1,219,300	1,643,800	791,100	245,600	182,600	—	1,219,300	1,617,700	271,400	1,555,900	153,100
Poland	2,026,700	1,878,500	1,087,300	1,687,200	749,100	264,000	—	—	1,013,100	1,878,500	475,100	1,878,200	199,000
Czech Republic	1,319,000	1,209,200	774,600	1,184,600	142,800	388,000	99,400	—	630,200	1,209,200	379,000	1,205,100	175,400
Slovakia	491,900	438,100	277,200	360,600	166,400	67,400	31,000	3,500	268,300	400,400	63,600	400,400	28,700
Total Central and Eastern Europe	7,142,900	6,491,500	4,249,400	6,261,800	2,261,100	1,150,700	496,500	3,500	3,911,800	6,328,400	1,535,500	6,264,700	814,500
Total UPC Europe	13,951,400	12,571,300	9,019,400	13,965,400	4,986,400	2,869,600	496,500	75,600	8,428,100	12,811,200	3,390,400	12,634,400	2,146,900

VTR (Chile)	2,590,800	1,943,100	1,050,700	2,167,300	349,000	544,500	—	—	893,500	1,943,100	653,900	1,930,800	619,900

Total UPC Holding	16,542,200	14,514,400	10,070,100	16,132,700	5,335,400	3,414,100	496,500	75,600	9,321,600	14,754,300	4,044,300	14,565,200	2,766,800

	Subscriber Variance Table — March 31, 2010 vs. December 31, 2009 - UPC Holding Consolidated

Video

										Internet		Telephony

Homes

	Passed(1)

Two-way

Homes

		Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	4,100	4,600	(13,600)	46,700	(54,300)	40,500	—	—	(13,800)	5,200	29,800	4,600	30,700
Switzerland(13)	21,700	54,000	(4,800)	9,600	(22,400)	17,800	—	—	(4,600)	60,000	5,400	62,900	8,800
Austria	1,500	1,500	(9,600)	2,800	(15,800)	8,000	—	—	(7,800)	1,500	600	1,500	10,000
Ireland	(3,700)	12,100	(2,200)	15,200	(15,100)	12,100	—	(2,200)	(5,200)	12,100	11,900	22,100	8,500
Total Western Europe	23,600	72,200	(30,200)	74,300	(107,600)	78,400	—	(2,200)	(31,400)	78,800	47,700	91,100	58,000
Hungary	2,300	6,000	(7,500)	4,700	(36,800)	28,300	(2,500)	—	(11,000)	6,000	10,100	6,100	5,600
Romania	(1,900)	1,100	(30,300)	(23,900)	(46,500)	14,600	1,600	—	(30,300)	1,100	4,000	1,100	2,400
Poland	1,500	2,600	(3,200)	26,100	(38,100)	34,600	—	—	(3,500)	2,600	14,500	3,100	15,100
Czech Republic	1,100	1,100	(4,300)	20,500	(9,300)	8,300	(4,700)	—	(5,700)	1,100	17,000	1,100	9,200
Slovakia	700	1,600	(7,300)	(5,300)	(12,100)	6,100	(1,500)	(400)	(7,900)	2,000	1,100	2,000	1,500
Total Central and Eastern Europe	3,700	12,400	(52,600)	22,100	(142,800)	91,900	(7,100)	(400)	(58,400)	12,800	46,700	13,400	33,800
Total UPC Europe	27,300	84,600	(82,800)	96,400	(250,400)	170,300	(7,100)	(2,600)	(89,800)	91,600	94,400	104,500	91,800

VTR (Chile)	(20,100)	(10,100)	(3,600)	(10,300)	(21,400)	12,700	—	—	(8,700)	(10,100)	600	(10,900)	(2,200)

Total UPC Holding	7,200	74,500	(86,400)	86,100	(271,800)	183,000	(7,100)	(2,600)	(98,500)	81,500	95,000	93,600	89,600

ORGANIC CHANGE SUMMARY:
UPC Europe	31,800	84,600	(79,600)	99,600	(250,400)	173,500	(7,100)	(2,600)	(86,600)	91,600	94,400	104,500	91,800
VTR (Chile)	4,400	5,900	5,200	5,200	(18,500)	17,200	—	—	(1,300)	5,900	5,100	5,100	1,400
Total Organic Change	36,200	90,500	(74,400)	104,800	(268,900)	190,700	(7,100)	(2,600)	(87,900)	97,500	99,500	109,600	93,200

ADJUSTMENTS:
Chile earthquake(14) adj.	(24,500)	(16,000)	(8,800)	(15,500)	(2,900)	(4,500)	—	—	(7,400)	(16,000)	(4,500)	(16,000)	(3,600)
Austria adjustment	—	—	(3,200)	(3,200)	—	(3,200)	—	—	(3,200)	—	—	—	—
Ireland adjustment	(2,500)	—	—	—	—	—	—	—	—	—	—	—	—
Romania adjustment	(2,000)	—	—	—	—	—	—	—	—	—	—	—	—
Net adjustments	(29,000)	(16,000)	(12,000)	(18,700)	(2,900)	(7,700)	—	—	(10,600)	(16,000)	(4,500)	(16,000)	(3,600)

Total Net Adds (Reductions)	7,200	74,500	(86,400)	86,100	(271,800)	183,000	(7,100)	(2,600)	(98,500)	81,500	95,000	93,600	89,600

Footnotes to Operating Data Table:

(1)   Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)   Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)   Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)   Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g., VIP subscribers, free service to employees) are not counted as RGUs.

(5)   Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 436,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)   Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 35,700 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)   DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)   MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)   Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10) Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11) Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12) Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13) Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At March 31, 2010, Cablecom’s partner networks account for 105,500 Customer Relationships, 150,100 RGUs, 68,200 Digital Cable Subscribers, 364,000 Internet and Telephony Homes Serviceable, 50,000 Internet Subscribers, and 31,900 Telephony Subscribers. In addition, partner networks account for 469,400 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2010 subscriber table.

(14) On February 27, 2010, areas served by VTR’s cable television systems in Chile experienced a significant earthquake. As a result, we have reflected non-organic adjustments to VTR’s subscriber statistics to reflect the estimated impact of the homes or buildings within VTR’s footprint that were destroyed by the earthquake.

Additional General Notes to Tables:  With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.